Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

April 21, 2025

GSR III Acquisition Corp.
5900 Balcones Drive, Suite 100

Austin, TX 78731

and

Terra Innovatum s.r.l., an Italian Società a responsabilità limitata

Via Matteo Trenta 117

Lucca, Italy

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) by and among GSR III Acquisition Corp., a Cayman Island exempted company (“GSR III”), and Terra Innovatum s.r.l., an Italian Società a responsabilità limitata (“Terra OpCo”), and such other parties that will sign joinders to the Business Combination Agreement in accordance with the Terra Pre-Closing Restructuring (as defined therein). This sponsor support agreement (“Sponsor Agreement”) is being entered into and delivered by GSR III, GSR III Sponsor LLC, a Delaware limited liability company (“Sponsor”), and Terra OpCo in connection with the transactions contemplated by the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GSR III, Sponsor and Terra OpCo agree that:

1. Conversion of Vesting Sponsor Shares.

(a) GSR III Class B Ordinary Shares held by Sponsor shall be converted at the Closing, on a one-to-one basis, into PubCo Ordinary Shares, and 549,500 of those resulting PubCo Ordinary Shares shall be subject to the vesting conditions described below (the “Vesting Sponsor Shares”). The Vesting Sponsor Shares shall be subject to vesting or forfeiture and cancellation as follows:

(i) if at any time during the First Conversion Period, (a) the PubCo Trading Price is greater than $12.00, or (b) submittal and docketing of 75% (10 of 13) of the planned Pre-Application Topical Reports following the NEI Guidance, whichever occurs earlier, then 25% of the Vesting Sponsor Shares automatically and will immediately vest and no longer be subject to forfeiture and cancellation;

(ii) if at any time during the First Conversion Period, (a) the PubCo Trading Price is greater than $14.00, or (b) NRC docketing of the SOLO Construction Permit Application (PSAR), pursuant to 10 CFR Part 50, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation;

(iii) if at any time during the Second Conversion Period, (a) the PubCo Trading Price is greater than $16.00, or (b) acceptance and docketing of SOLO Test Reactor Construction Permit (FSAR and CPA) in compliance with the requirements of the Atomic Energy Act of 1954 as set forth in 10 CFR, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation; and

(iv) if at any time during the Second Conversion Period, (a) the PubCo Trading Price is greater than $18.00, or (b) issuance of an Operating License of SOLO Test Reactor pursuant 10 CFR Part 50, whichever occurs earlier, then 25% of the Vesting Sponsor Shares shall automatically and will immediately vest and no longer be subject to forfeiture and cancellation.

(v) If, (i) prior to the end of the applicable Conversion Period, the applicable share price triggers have not been achieved, (ii) PubCo enters into a definitive agreement that would result in a Change of Control transaction, and (iii) (x) the price per share of PubCo Ordinary Shares payable to the shareholders of PubCo in such Change of Control transaction (the “Change of Control Offer Price”) is greater than $5.00 per share, then as of immediately prior to the closing of such Change of Control transaction, (A) the applicable share price triggers that have not been achieved shall be deemed to have been satisfied, and (B) the Vesting Sponsor Shares which have not vested, shall immediately vest as if such Change of Control Offer Price constituted the applicable share price trigger pursuant to Section 1(a), in full and final satisfaction of Sponsor’s rights to receive the Sponsor Vesting Shares pursuant to Section 1(a); or (y) the Change of Control Offer Price is less $5.00 per share but greater than $2.50 per share, then as of immediately prior to the closing of such Change of Control transaction, half of the Vesting Sponsor Shares which have not vested, shall immediately vest, in full and final satisfaction of Sponsor’s rights to receive the Sponsor Vesting Shares pursuant to Section 1(a). Notwithstanding anything to the contrary in this Sponsor Agreement, if PubCo Preferred Shares are otherwise converted into PubCo Ordinary Shares and distributed to Terra OpCo Quotaholders, a pro rata portion of the Sponsor Vesting Shares shall immediately vest and no longer be subject to the forfeiture conditions provided in this Sponsor Agreement.

(b) If, upon the expiration of the applicable Conversion Period, the vesting of any of Vesting Sponsor Shares has not occurred, then the applicable Vesting Sponsor Shares that failed to vest pursuant to Section 1(a), as applicable, and any dividends or distributions previously paid or made in respect thereof will be automatically forfeited and transferred to PubCo for no consideration, and no Person (other than PubCo) will have any further right with respect thereto. Notwithstanding anything to the contrary herein, in no event shall the aggregate number of Vesting Sponsor Shares subject to forfeiture hereunder be greater than 549,500 PubCo Ordinary Shares.

2. Waiver of Anti-dilution Protection. Sponsor hereby, automatically and without any further action by Sponsor or GSR III, irrevocably (a) waives any adjustment to the conversion ratio set forth in the GSR III Governing Documents and any rights to other anti-dilution protections pursuant to the GSR III Governing Documents or otherwise, and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case, in connection with the transactions contemplated by the Business Combination Agreement.

3. New Shares. If, between the date of this Sponsor Agreement and the Closing, (a) any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III are issued to Sponsor or the outstanding GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III owned by Sponsor shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event, (b) Sponsor purchases or otherwise acquires beneficial ownership of any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III or (c) Sponsor acquires the right to vote or share in the voting of any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III (such GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III issued or acquired by Sponsor pursuant to the foregoing clauses (a), (b) or (c), collectively “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Sponsor Securities (as defined below) as of the date hereof, and the number of GSR III Ordinary Shares to be terminated, forfeited, surrendered and cancelled pursuant to this Sponsor Agreement, will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3 shall be construed to permit GSR III to take any action with respect to its securities that is prohibited by the terms and conditions of this Sponsor Agreement or the Business Combination Agreement.

4. No Transfer; Lock-Up.

(a) During the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the liquidation of GSR III (for clarity, any transaction contemplated by the Business Combination Agreement shall not be considered a liquidation), Sponsor shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), offer to sell, contract or agree to sell, hypothecate, allow the creation of a lien, pledge or otherwise encumber, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any GSR III Ordinary Shares, GSR III Rights or other equity interests of GSR III owned by Sponsor or (iii) announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) and (ii), a “Transfer”). During the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the liquidation of GSR III, Sponsor agrees not to, directly or indirectly, deposit any of the Sponsor Securities in a voting trust, enter into a voting agreement or arrangement, or subject any of the Sponsor Securities to any arrangement with respect to the voting of such Sponsor Securities other than this Sponsor Agreement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Sponsor Agreement. Any transfer or attempted transfer of Sponsor Securities in violation of this Section 4 shall be, to the fullest extent permitted by applicable Law, null and void ab initio.

(b) Subject to Section 4(c) and except as otherwise determined by the board of directors of PubCo (“Board”) provided below, Sponsor shall not Transfer any of its PubCo Ordinary Shares (“Lock-Up Shares”) during the period commencing at the Closing through the date PubCo issues its fourth quarterly earnings release that occurs at least 120 days after the Closing Date (the “Lock-Up Period”); provided that, (i) 25% of the Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $12.00 or PubCo issuing its first quarterly earnings release that occurs at least 120 days after the Closing, (ii) an additional 25% of the Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $14.00 or PubCo issuing its second quarterly earnings release that occurs at least 120 days after the Closing, (iii) a further 25% of the Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $16.00 or PubCo issuing its third quarterly earnings release that occurs at least 120 days after the Closing and (iv) all the remaining Lock-Up Shares shall be released upon the earlier of the PubCo Trading Price being greater than $18.00 or PubCo issuing its fourth quarterly earnings release that occurs at least 120 days after the Closing (the foregoing restrictions, the “Lock-Up”). Any waiver of the restrictions set forth in this Section 5(b) shall require the approval of a majority of the independent directors of the Board.

(c) Notwithstanding the provisions set forth in Section 4(b), each of Sponsor and its Permitted Transferees (as defined below) shall be permitted to Transfer their Lock-Up Shares during the Lock-Up Period (i) to any Affiliates of Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to PubCo as approved by the Board; or (vi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date (each such transferee in clauses (i) – (v) collectively, a “Permitted Transferee”); provided, however, that in the case of clauses (i) through (iv) these Permitted Transferees must enter into a written agreement with PubCo agreeing to be bound by the terms of this Sponsor Agreement; provided, further, that any such Transfer shall not relive the Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 4 shall be null and void.

(d) Notwithstanding anything contained herein to the contrary, the Lock-Up Period shall expire, and Sponsor and its Permitted Transferees, shall be entitled to Transfer all of their respective Lock-Up Shares, immediately upon the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

5. Representations and Warranties. Sponsor hereby represents and warrants to GSR III, Terra OpCo and PubCo as follows:

(a) Sponsor is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to and owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) 5,495,000 GSR III Class B Ordinary Shares and 439,346 GSR III Class A Ordinary Shares underlying the 384,428 private placement units (the “GSR III Private Placement Units”) and rights to receive 54,918 GSR III Class A Ordinary Shares after conversion of the right per unit to acquire one-seventh of one share upon the consummation of a qualifying initial business combination (the “Sponsor Securities”). Sponsor has the full right, power and authority to sell, transfer and deliver the Sponsor Securities. Sponsor has, and will have at all times during the term of this Sponsor Agreement, the sole voting power with respect to the Sponsor Securities. The Sponsor Securities are the only equity securities in GSR III owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Sponsor Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Securities, except as provided hereunder. Other than the GSR III Private Placement Units, and except as contemplated by the immediately preceding sentence, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity interests of GSR III or PubCo or any equity securities convertible into, or which can be exchanged for, equity securities of GSR III or PubCo.

(b) Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, that questions the beneficial or record ownership of the Sponsor Securities or the validity of this Sponsor Agreement or that would reasonably be expected to challenge or seek to enjoin, alter or materially delay the performance by Sponsor of its obligations under this Support Agreement.

(d) The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of any Law applicable to Sponsor or the Governing Documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Sponsor Securities), in each case, to the extent such consent, approval or other action would reasonably be expected to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e) Except as described on Section 5.18 of the GSR III Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Sponsor Agreement or the Business Combination Agreement based upon arrangements made by or, to the knowledge of Sponsor, on behalf of Sponsor, for which GSR III, Terra OpCo or PubCo or any of their respective Affiliates may become liable.

(f) Sponsor understands and acknowledges that each of GSR III, Terra OpCo and such other parties that will sign joinders are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

6. No Redemptions; Voting Agreements. Unless the Business Combination Agreement is terminated in accordance with its terms, Sponsor hereby unconditionally and irrevocably agrees:

(a) that it will not exercise its right to redeem all or a portion of the Sponsor Securities (in connection with the transactions contemplated by this Sponsor Agreement or the Business Combination Agreement or otherwise) as set forth in the GSR III Governing Documents;

(b) at the GSR III Shareholders’ Meeting (including any adjournment or postponement thereof or any other shareholder meeting of GSR III at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon (i) in favor of the Transaction Proposals and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement and considered and voted upon at any GSR III Shareholders’ Meeting;

(c) at the GSR III Shareholders’ Meeting (including any adjournment or postponement thereof or any other shareholder meeting of GSR III at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Alternative Business Combination Proposal or any “Business Combination” (as defined in GSR III Governing Documents) other than with Terra OpCo, its shareholders and their respective affiliates and representatives; (ii) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of GSR III; (iii) any change in the business, management or Board of Directors of GSR III; and (iv) any other action, proposal or agreement that would be reasonably expected to (1) impede, frustrate, nullify, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Business Combination Agreement, in each case, other than the proposal to adjourn or postpone the GSR III Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the other Transaction Proposals, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of GSR III or Sponsor under the Business Combination Agreement, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Sponsor Agreement, (4) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (5) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, GSR III; and

(d) at any applicable general or extraordinary meeting of GSR III or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the Board of Directors of PubCo as contemplated by Section 7.9 of the Business Combination Agreement.

The obligations of Sponsor specified in this Section 6 shall apply whether or not any of the Transaction Proposals or any action described above is recommended by GSR III’s Board of Directors.

7. No Responsibility for GSR III Related Parties. Notwithstanding anything in this Sponsor Agreement to the contrary, (a) Sponsor shall not be responsible for the actions of GSR III or the Board (or any committee thereof), any Subsidiary of GSR III, or any officers, directors, employees or professional advisors of any of the foregoing (collectively, the “GSR III Related Parties”), (b) Sponsor makes no representations or warranties with respect to the actions of any of the GSR III Related Parties, and (c) any breach by GSR III of its obligations under the Business Combination Agreement shall not, for the avoidance of doubt, be considered a breach of this Sponsor Agreement.

8. Further Assurances. Sponsor hereby irrevocably and unconditionally agrees not to commence, participate in, facilitate, assist or encourage, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against GSR III, Terra OpCo, PubCo or any of their respective Affiliates, successors and assigns relating to (a) the negotiation, execution or delivery of this Sponsor Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby.

9. No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

10. Miscellaneous. Sections 11.2 through 11.8, inclusive, and Sections 11.10 through 11.17, inclusive, of the Business Combination Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. This Sponsor Agreement shall terminate, and have no further force and effect, upon the earlier of (i) the Closing and (ii) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing.

11. Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by GSR III, Terra OpCo or PubCo, to effect the actions and consummate the Business Combination and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the transactions contemplated hereby and thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

12. Sponsor hereby authorizes GSR III, Terra OpCo and PubCo to publish and disclose in any disclosure required by the U.S. Securities and Exchange Commission Sponsor’s identity and beneficial ownership of the Sponsor Securities and the nature of Sponsor’s obligations under this Agreement.

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Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

GSR III SPONSOR LLC

By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer
Location: Austin, Texas

Signature Page to Sponsor Support Agreement

Accepted and Agreed:

GSR III ACQUISITION CORP.

By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer
Location: Austin, Texas

Signature Page to Sponsor Support Agreement

TERRA INNOVATUM S.R.L.

By:	/s/ Alessandro Petruzzi
Name:	Alessandro Petruzzi
Title:	Chief Executive Officer
Location: Lucca, Italy

Signature Page to Sponsor Support Agreement